CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 9, 2001, relating to the financial statements and financial highlights which appear in the December 31, 2000 Annual Reports to Shareholders of the CDC Nvest Capital Growth Fund, CDC Nvest Targeted Equity Fund (formerly CDC Nvest Growth Fund), CDC Nvest Balanced Fund, and CDC Nvest International Equity Fund, each a series of CDC Nvest Funds Trust I, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Fund Performance" and "Independent Accountants" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
November 9, 2001